UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2014

Ladenburg Thalmann Financial Services Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-15799	650701248
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Biscayne Blvd., 12th Floor, Miami, Florida		33137
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 409-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2014, Ladenburg Thalmann Financial Services Inc. (the "Company") entered into a stock purchase agreement (the "Purchase Agreement") with KMS Financial Services, Inc. ("KMS") and the shareholders of KMS (the "Shareholders"), pursuant to which the Company has agreed to acquire all of the issued and outstanding capital stock of KMS (such acquisition, the "Transaction").

KMS is a Seattle-based independent broker-dealer and registered investment advisor with a strong presence in the Pacific Northwest. Mark Hamby, KMS’s Chairman and CEO, Eric Westberg, its President and COO, and the rest of the KMS management team will continue to operate KMS as a stand-alone business based in its current headquarters in Seattle, Washington.

Summary of Purchase Agreement Terms:

Transaction Consideration. Under the terms of the Transaction, the Company agreed to pay to the Shareholders approximately $24,000,000, consisting of $11,000,000 in cash, $8,000,000 principal amount of the Company's promissory notes and 1,440,922 shares of the Company's common stock, which will be subject to certain transfer restrictions.

The promissory notes will be unsecured, will bear interest at a rate equal to the IRS applicable federal rate as of the closing date for mid-term obligations having quarterly payments (compounded quarterly) and will be payable in sixteen equal quarterly installments. The promissory notes may be prepaid in full or in part at any time without premium or penalty. The holders may accelerate the promissory notes upon certain typical events of default.

Representations and Warranties; Covenants. The Purchase Agreement contains customary representations and warranties of the parties. The Purchase Agreement also contains customary covenants and agreements.

Restrictive Covenants. Each of the Shareholders is subject to a restrictive covenant relating to competition in the securities brokerage, investment advisory, asset management and life insurance marketing businesses and to a non-solicitation covenant covering executives, employees, clients, customers, consultants and registered representatives of KMS, the Company or any affiliate of the Company. Each of the Shareholders is also subject to a restrictive covenant preventing them from registering with any broker-dealer or affiliating with any registered investment adviser other than KMS or an affiliate of the Company. The restrictive covenants run until (i) the later of (x) the fifth anniversary of the closing date, or (y) the second anniversary of the last day of their employment with KMS or an affiliate thereof, in the case of certain principal Shareholders or (ii) the later of (x) the second anniversary of the closing date, or (y) the first anniversary of the last day of their employment with KMS or an affiliate thereof, in the case of each of the other Shareholders.

Indemnification. Subject to certain limitations, the Shareholders have agreed, following the closing of the Transaction, to indemnify the Company for losses arising out of breaches of their individual representations, warranties and covenants, to the extent of his or her portion of the Transaction consideration. Certain principal Shareholders will jointly and severally indemnify the Company for losses arising from the inaccuracy of any representation or warranty made by KMS or such Shareholder, the non-fulfillment or breach of any covenant by KMS or such Shareholder and, subject to certain limitations, the conduct of the business prior to the closing of the Transaction (except with respect to liabilities arising from pre-closing conduct for which adequate reserves are made on KMS’ financial statements).

Employment Agreements. At the signing, certain of KMS’ key employees, including members of its senior management, entered into management employment agreements with KMS. The employment agreements for the KMS employees who are not also Shareholders contain restrictive covenants similar to those found in the Purchase Agreement that run until the later of (i) two years after the closing date and (ii) one year after the termination of his or her employment.

Closing Conditions. The consummation of the Transaction is subject to certain conditions, including, among others, those relating to the accuracy of the parties’ representations and warranties, the receipt of all required approvals and consents, including from FINRA and the NYSE MKT, and other customary closing conditions. The Purchase Agreement contains specified termination rights for both the Company and KMS.

The above description of the Purchase Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder and the transactions contemplated thereby.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein. The Company intends to issue the shares of the Company’s common stock issued under the Purchase Agreement in reliance on an exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act").

Item 8.01 Other Events.

On August 11, 2014, the Company issued a press release announcing the Transaction. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No – Description

99.1 – Press release dated August 11, 2014 issued by Ladenburg Thalmann Financial Services Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ladenburg Thalmann Financial Services Inc.

August 13, 2014	By:	/s/ Brett H. Kaufman

Name: Brett H. Kaufman
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated August 11, 2014 issued by Ladenburg Thalmann Financial Services Inc.